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Exhibit 21.1

Subsidiaries of the Registrant

Name	State of Incorporation
CompuCredit Funding Corp.	Nevada
CompuCredit Funding Corp. II	Nevada
CompuCredit Acquisition Corporation	Nevada
CompuCredit Acquisition Funding Corp.(1)	Nevada
CompuCredit Acquisition Funding Corp. II(1)	Nevada
CompuCredit Services Corporation	Nevada
Citadel Group, Inc.	Florida
CompuCredit Reinsurance Ltd.(2)	Turks and Caicos Islands
AspireCard.com, Inc.	Georgia
AspireCard Services, Inc.	Georgia

(1)
The Corporation is a subsidiary of CompuCredit Services Corporation.

(2)
The Corporation is a subsidiary of CompuCredit Acquisition Corporation.

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  Exhibit 21.1
Subsidiaries of the Registrant